Exhibit 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/15/2002 020173254 - 3500826

CERTIFICATE OF INCORPORATION

OF

ROTECH HEALTHCARE INC.

ARTICLE I

NAME

The name of the corporation is Rotech Healthcare Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE, 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

Section 4.01. (a) Capital Stock. The Corporation shall be authorized to issue Fifty-One Million (51,000,000) shares of capital stock, of which Fifty Million (50,000,000) shares shall be shares of common stock, $.0001 par value per share (“Common Stock”), and One Million (1,000,000) shares shall be shares of preferred stock, $.0001 par value per share (“Preferred Stock”).

(b) Voting. Except as otherwise provided by law, the holders of Common Stock shall vote together as a single class, subject to any rights conferred upon holders of Preferred Stock to vote together with holders of Common Stock, on all matters submitted to a vote of stockholders of the Corporation. Each share of Common Stock shall have one (1) vote.

Section 4.02. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series upon the affirmative vote of at least two-thirds of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”). Such shares shall have such voting rights, designations, powers, preferences and other rights, including any qualifications, limitations or restrictions thereon, as shall be approved by the affirmative vote of at least two-thirds of the Whole Board. The number of shares constituting any such series, and any increase or decrease in the number of shares of any such series (to an amount not below the number of shares thereof then outstanding), shall be approved by the affirmative vote of at least two-thirds of the Whole Board.

The Corporation shall issue Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) pursuant to the joint plan of reorganization of Rotech Medical Corporation, a Florida corporation, and its subsidiaries confirmed by the United States District Court for the District of Delaware. The Series A Convertible Preferred Stock shall have the following powers, preferences and other rights:

(a) Amount/Voting. (i) The number of authorized shares constituting the Series A Convertible Preferred Stock shall be Two Hundred Fifty Thousand (250,000) shares. Each share of Series A Convertible Preferred Stock shall have a stated value of $20.00 (the “Stated Value”).

(ii) Except as otherwise provided herein or by law, the Series A Convertible Preferred Stock shall be a non-voting series of Preferred Stock of the Corporation.

(b) Dividends. (i) Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive semi-annually, when and as declared by the board of directors of the Corporation (the “Board”) and to the extent permitted by the General Corporation Law of the State of Delaware, dividends at an annual rate equal to nine percent (9%) of the Stated Value per share for each of the then-outstanding shares of Series A Convertible Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30 day months. Such dividends shall be cumulative and shall be paid at the times and in the manner set forth in this paragraph (b). Dividends, if declared, shall be calculated from the later of the date of issuance of the Series A Convertible Preferred Stock or the latest date as of which dividends shall have been previously declared on the Series A Convertible Preferred Stock.

(ii) Any dividend payment made with respect to the Series A Convertible Preferred Stock shall be made, at the sole discretion of the Board, in cash out of funds legally available for such purpose or in additional shares of Series A Convertible Preferred Stock with a stated value equal to the amount of the dividend declared. Any fractional interest in a share of Series A Convertible Preferred Stock resulting from the payment of dividends in additional shares of Series A Convertible Preferred Stock shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the stated value of such additional shares of Series A Convertible Preferred Stock.

(iii) No dividends shall be declared or paid on the Common Stock of the Corporation unless and until dividends shall have been declared on the Series A Convertible Preferred Stock.

(iv) Dividends shall be payable, when and as declared by the Board on the date established by the Board for payment thereof, except that, if any such date is a Saturday, Sunday or legal holiday in New York, then such dividend shall be payable on the first immediately succeeding day which is not a Saturday, Sunday or legal holiday in New York. Each dividend shall be paid to the holders of record of shares of Series A Convertible Preferred Stock as they appear on the books of the Corporation on a record date fixed by resolution of the Board, which record date shall be not more than forty-five (45) days nor fewer than ten (10) days preceding the date so established.

(v) If there shall be outstanding shares of any Parity Securities (as defined below), no dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless dividends (calculated from the later of the date of issuance of the Series A Convertible Preferred Stock or the latest date as of which dividends shall have been previously declared on the Series A Convertible Preferred Stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Convertible Preferred Stock. For purposes of this document, “Parity Securities” means any class or series of capital stock that is entitled to share ratably with the Series A Convertible Preferred Stock in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, is entitled to share ratably with the Series A Convertible Preferred Stock in any distribution of assets. All dividends paid with respect to shares of Series A Convertible Preferred Stock shall be paid pro rata to the holders entitled thereto, and, in the event of the payment of dividends on Parity Securities, shall be paid pro rata to the holders of such Parity Securities and Series A Convertible Preferred Stock based upon the aggregate liquidation preference of the outstanding shares.

(vi) If dividends are declared by the Board on the Series A Convertible Preferred Stock but are not paid for six (6) consecutive periods, the holders of the Series A Convertible Preferred Stock, voting separately as a single class, to the exclusion of all other classes of the Corporation’s capital stock and with each share entitled to one (1) vote, shall be entitled to elect one (1) director to serve on the Board until his successor is duly elected by holders of the Series A Convertible Preferred Stock, or he is removed from office by holders of the Series A Convertible Preferred Stock (which may be done by action of holders of Series A Convertible Preferred Stock).

(c) Preference on Liquidation, Dissolution or Winding-Up.

(i) In the event of any bankruptcy, liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (in any such case, a “Liquidation”):

(A) Each holder of Series A Convertible Preferred Stock then-issued and outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of shares of Common Stock, by reason of their ownership of such stock, an amount per share of Series A Convertible Preferred Stock equal to the Stated Value of such share plus any declared but unpaid dividends (including accumulations, if any) on such share on the date of Liquidation, whether or not declared (the “Preference Amount”) (but only in the event, and to the extent there are distributions to stockholders in connection with the Liquidation). If the assets and funds legally available for distribution among the holders of Series A Convertible Preferred Stock shall be insufficient to permit the payment in full of any such Preference Amount, then the assets and funds shall be distributed ratably among holders of shares of Series A Convertible Preferred Stock in proportion to the number of shares of Series A Convertible Preferred Stock owned by each holder.

(B) After payment has been made to the holders of Series A Convertible Preferred Stock, the holders of Common Stock shall be entitled to share ratably in all remaining assets and funds to be distributed, based upon the number of shares of Common Stock then held.

(ii) If the Corporation shall propose to take any action of the type described in Section 4.02(c)(i) above that will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of Series A Convertible Preferred Stock shall be determined in good faith by the Board.

(d) Conversion. (i) Immediately prior to the closing of a firm commitment underwritten initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities Act, at an offering price per share of Common Stock that is not less than eighty percent (80%) of the Conversion Price (as defined below) and which offering yields gross proceeds to the Corporation (net of underwriting discounts and commissions) of not less than one hundred million dollars ($100,000,000) (a “Qualified IPO”), each holder of each then-outstanding share of the Series A Convertible Preferred Stock shall have the right, at its option, to convert all or any portion its shares of Series A Convertible Preferred Stock into one or more shares of Common Stock calculated by multiplying the number of shares of the Series A Convertible Preferred Stock to be so converted by the conversion rate (the “Conversion Rate”) as then in effect. For purposes hereof, (A) the “Conversion Rate” shall be determined by dividing the Stated Value per share by the Conversion Price per share, and (B) the “Conversion Price” per share shall be equal to twenty-five dollars ($25.00).

(ii) At any time after the fifth anniversary of the date of the first issuance of the Series A Convertible Preferred Stock, and subject to and upon compliance with the provisions of this paragraph, the holder of any shares of the Series A Convertible Preferred Stock shall have the right, at its option, to convert, at the Conversion Rate, all or any portion of its shares of the Series A Convertible Preferred Stock into one or more shares of Common Stock by surrendering the shares to be converted, in the manner provided below.

(iii) In order to exercise its conversion right, the holder of the Series A Convertible Preferred Stock to be converted shall surrender the certificate representing such share to the conversion agent (which may be the Corporation itself), with a notice of election to convert in a form reasonably acceptable to the conversion agent, duly completed and signed, at the principal office of the conversion agent. Unless the shares issuable upon conversion are to be issued in the same name as the name in which the share of the Series A Convertible Preferred Stock to be converted is registered, each share surrendered for conversion shall be accompanied by instruments of transfer duly executed by the holder thereof. If the Corporation fails to designate a conversion agent, the conversion agent shall be the Corporation.

(iv) As promptly as practicable after the surrender by a holder of the certificates for shares of the Series A Convertible Preferred Stock and in any event within five (5) business days after such surrender, the Corporation shall issue and deliver to the Person (as defined below) for whose account such Series A Convertible Preferred Stock was surrendered, or to its nominee or nominees (subject to compliance with applicable stockholders’ agreements and other applicable agreements restricting transfer), a certificate or certificates for the number of full shares of Common Stock or other securities issuable upon the conversion of those shares and any fractional interest in respect of a share of Common Stock or other security arising upon the conversion shall be settled as provided below. In the event that a holder of Series A Convertible Preferred Stock converts less than all of the shares of Series A Convertible Preferred Stock evidenced by the certificate(s) surrendered by such holder, the Corporation shall, simultaneously with the issuance of certificates for the shares of Common Stock, issue and deliver to such holder (or in accordance with the instructions of such holder) a new certificate for the balance of the shares of Series A Convertible Preferred Stock not so converted. For purposes of this Article IV, the term “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

(v) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the precedent conditions shall have been satisfied, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock or other securities represented by those certificates at such time on such date and such conversion shall be at the Conversion Price in effect at such time, unless the stock transfer books of the Corporation shall be closed on the date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Price in effect on the date such transfer books are open. All shares of Common Stock delivered upon conversion of the Series A Convertible Preferred Stock will upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of the Series A Convertible Preferred Stock to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

(vi) No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of a share of the Series A Convertible Preferred Stock shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the fair market value per share as determined by the Board in good faith. If more than one certificate representing Series A Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Convertible Preferred Stock so surrendered for conversion.

(vii) The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of this Certificate of Incorporation, but will at all times in good faith assist in carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Convertible Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (A) will not increase the par value of any shares of stock receivable on the conversion of the Series A Convertible Preferred Stock, (B) will at all times reserve and keep available the maximum number of its authorized shares of Common Stock, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Series A Convertible Preferred Stock, and (C) will take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of the Series A Convertible Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

(e) Notice. In case at any time prior to the conversion of all of the Series A Convertible Preferred Stock:

(i) the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

(ii) there shall be any reclassification of the Common Stock of the Corporation (other than a change in par value or subdivision or combination of its outstanding Common Stock); or

(iii) there shall be a consolidation or merger involving the Corporation or sale of all or substantially all of the Corporation’s property and assets; or

(iv) any other event which would cause an adjustment in the Conversion Price or Conversion Rate;

then in any one or more of said cases, the Corporation shall cause to be delivered to the holders of the Series A Convertible Preferred Stock, at the earliest practicable time (and, in any event, not less than ten (10) days before any record date or the date set for definitive action), notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or notice of the date on which such sale, consolidation or merger or other transaction shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Series A Convertible Preferred Stock. Such notice shall also specify the date, if known, as of which the holders of record of the Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their shares of the Common Stock for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger or other transaction, as the case may be.

(f) Mandatory Redemption. (i) On the ninety-second (92nd) day after the tenth (10th) anniversary of the first issuance of the Series A Convertible Preferred Stock (the “Mandatory Redemption Date”), the Corporation shall redeem all of the Series A Convertible Preferred Stock then outstanding from the holders thereof at a redemption price per share equal to the Preference Amount (as defined in Section 4.02(c)(i)(A) above) as of such date.

(ii) Procedures for Mandatory Redemption.

(A) Notice of any mandatory redemption shall be sent by or on behalf of the Corporation not more than thirty (30) days nor less than fifteen (15) days prior to the date of redemption, by first class mail, postage prepaid, to all holders of record of the Series A Convertible Preferred Stock at their registered addresses; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares of Series A Convertible Preferred Stock. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Convertible Preferred Stock may be listed or admitted to trading, such notice shall state:

(i)	the date of redemption;

(ii)	the redemption price;

(iii)	the aggregate number of shares of Series A Convertible Preferred Stock to be redeemed;

(iv)	the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and

(v)	that dividends on the shares to be redeemed will cease to accrue on the date of redemption.

Upon the mailing of any such notices of redemption, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

(B) If notice has been mailed in accordance with paragraph (ii)(A) above and provided that on or before the date of redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust with a non-affiliate bank or trust company for the pro rata benefit of the holders of the shares so called for redemption so as to be and to continue to be available therefor, then, from and after the date of redemption, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price pursuant to the method of payment set forth in paragraph (D) below

(C) Any deposited funds with a non-affiliate bank or trust company for the purpose of redeeming Series A Convertible Preferred Stock shall be irrevocable except that any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Convertible Preferred Stock entitled thereto at the expiration of one (1) year from the applicable date of redemption shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(D) No Series A Convertible Preferred Stock may be redeemed except with funds legally available for the payment of the redemption price. If the funds legally available for redemption of Series A Convertible Preferred Stock shall be insufficient to permit the redemption of all the Series A Convertible Preferred Stock, then the Series A Convertible Preferred Stock shall be redeemed ratably among holders of shares of Series A Convertible Preferred Stock in proportion to the number of shares of Series A Convertible Preferred Stock owned by each holder.

(E) In the event that not all outstanding shares of Series A Convertible Preferred Stock are redeemed on the Mandatory Redemption Date, all shares of Series A Convertible Preferred Stock which remain outstanding shall be redeemed by the Corporation out of funds legally available therefor from time to time immediately as and to the extent such funds become legally available.

(g) Reservation of Common Stock. (i) The Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series A Convertible Preferred Stock not theretofore converted. For purposes of this paragraph, the number of shares of Common Stock which shall be deliverable upon conversion of all of the outstanding shares of the Series A Convertible Preferred Stock shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the jurisdiction of its incorporation, take all actions necessary to increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then-outstanding shares of the Series A Convertible Preferred Stock.

(ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then-par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the adjusted Conversion Price (as defined in Section 4.02(d)(i) above).

(iii) Except where registration is requested in a name other than the name of the registered holder, the Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Convertible Preferred Stock pursuant hereto.

(h) Reclassification of Common Stock. In case of any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of shares of the Series A Convertible Preferred Stock then-outstanding shall have the right thereafter to convert the shares of the Series A Convertible Preferred Stock held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer, if the holder had held the Common Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

(i) Reversion of Preferred Stock. Upon any conversion of shares of the Series A Convertible Preferred Stock, the shares so converted shall revert to the status of authorized but unissued shares of Preferred Stock of the Corporation.

ARTICLE V

BOARD OF DIRECTORS

(a) Board of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board. The election of directors need not be by ballot.

(b) Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of Voting Stock (as defined in paragraph (f) below), voting together as a single class.

(c) Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any vacancy in the Board, including one created by an increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director. If there are no directors in office, then an election of directors shall be held in the manner provided by statute.

(d) Vote Required for Amendment. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any amendment to, deletion of or adoption of any provision inconsistent with this Article V shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

ARTICLE VI

STOCKHOLDER ACTION

No stockholder action may be taken except at an annual or special meeting of stockholders of the Corporation, and stockholders may not take any action by written consent in lieu of a meeting. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the Board pursuant to a resolution adopted by a majority of the Whole Board or stockholders holding in the aggregate at least twenty-five percent (25%) of the Common Stock and Preferred Stock, on an as converted basis, then outstanding. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any amendment to, deletion of or adoption of any provision inconsistent with this Article VI shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Voting Stock, voting together as a class.

ARTICLE VII

AMENDMENT OF BY-LAWS

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation by a majority vote of the Whole Board or by written consent of a majority of the Whole Board, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any amendment to, deletion of or adoption of any provision inconsistent with this Article VII shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Voting Stock, voting together as a class.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX

LIMITATION OF LIABILITY AND INDEMNIFICATION

(a) Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader elimination of liability than such law permitted the Corporation to provide prior to such amendment). Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

(b) Indemnity and Insurance

(i) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that except as provided in sub-paragraph (iii) of this paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph (b) or otherwise.

(ii) To obtain indemnification under this paragraph (b), a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this sub-paragraph (ii), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(iii) If a claim under sub-paragraph (i) of this paragraph (b) is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to sub-paragraph (ii) of this Article IX has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board or Independent Counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware shall not be a defense to the action or create a presumption that the claimant has met the applicable standard of conduct.

(iv) If a determination shall have been made pursuant to sub-paragraph (ii) of this paragraph (b) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to sub-paragraph (iii) of this paragraph (b).

(v) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to sub-paragraph (iii) of this paragraph (b) that the procedures and presumptions of this paragraph (b) are not valid, binding and enforceable and shall stipulate in such proceeding, that the Corporation is bound by all the provisions of this paragraph (b).

(vi) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws, agreement, vote, of stockholders or Disinterested Directors or otherwise. No repeal or modification of this paragraph (b) shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect to any occurrence or matter arising prior to any such repeal or modification.

(vii) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in sub-paragraph (viii) of this paragraph (b), shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

(viii) The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this paragraph (b) with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(ix) if any provision or provisions of this paragraph (b) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (A) the validity, legality and enforceability of the remaining provisions of this paragraph (b) (including, without limitation, each portion of any paragraph of this paragraph (b) containing any such provision held to be invalid; illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (B) to the fullest extent possible, the provisions of this paragraph (b) (including, without limitation, each such portion of any paragraph of this paragraph (b) containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(x) For purposes of this paragraph (b):

(A) “Disinterested Director” means a director of the Corporation who is not and was not a parry to the matter in respect of which indemnification is sought by the claimant.

(B) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this paragraph (b).

(xi) Any notice, request or other communication required or permitted to be given to the Corporation under this paragraph (b) shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE X

ADDITIONAL PROVISION

In accordance with the requirements of Section 1123 of the United States Bankruptcy Code, and for so long as such section is applicable to the Corporation, the Corporation shall be prohibited from issuing non-voting equity securities.

[Remainder of Page Left Intentionally Blank]

Dated: March 15, 2002

/s/ Arturo Diaz
Sole Incorporator
Arturo Diaz
c/o Kaye Scholer LLP
425 Park Avenue
New York, NY 10022

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